CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 33-7699 on Form N-1A of our report dated November 13, 2020, relating to the financial statements and financial highlights of Ariel Fund, Ariel Appreciation Fund, Ariel Focus Fund, Ariel International Fund, and Ariel Global Fund, each a series of Ariel Investment Trust, appearing in the Annual Report on Form N-CSR of Ariel Investment Trust for the year ended September 30, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 28, 2021